EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2024 Results

EDINBURG, Va., Aug. 07, 2024 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced second quarter 2024 financial and operating results.

Second Quarter 2024 Highlights

  On April 1, 2024, Shentel completed its previously announced acquisition of Horizon Acquisition Parent LLC (“Horizon”) for approximately $385 million, which consisted of $305 million in cash and 4.1 million shares of Shentel’s common stock issued to a selling shareholder of Horizon (“Horizon Transaction”). Cash consideration paid also included purchase price adjustments for capital expenditure reimbursements and working capital subject to subsequent adjustments as defined in the merger agreement. Horizon is a leading commercial fiber provider in Ohio and adjacent states.
  Glo Fiber Expansion Markets1 added approximately 5,000 subscribers in the second quarter of 2024. Glo Fiber Expansion Markets ended the quarter with approximately 53,000 subscribers, including approximately 2,000 acquired from Horizon.
  Glo Fiber Expansion Markets passings grew approximately 38,000, including 16,000 acquired from Horizon, to a total of approximately 298,000.
  Revenue in the second quarter grew to $85.8 million, up $19.2 million, or 28.7%, compared to the same period in 2023. The former Horizon markets contributed $16.7 million in revenue. Excluding the former Horizon markets, Glo Fiber Expansion Markets revenue grew 67% over the same period in 2023.
  Net loss from continuing operations was $12.8 million in the second quarter of 2024 compared with net loss from continuing operations of $1.4 million in the second quarter of 2023. This was due primarily to non-recurring integration and acquisition expenses and depreciation related to the Horizon acquisition.

“We made good progress executing our Fiber First strategy with another solid quarter of Glo Fiber net subscriber additions and construction of new passings, and integration of our recent Horizon acquisition with its fiber rich network has gone well” said President and CEO, Christopher E. French. “Recently announced acquisitions of Fiber-To-The-Home companies have re-affirmed our investment thesis for our Glo Fiber line of business.”

Shentel’s second-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, August 7, 2024. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Second Quarter 2024 Results

  Total Incumbent Broadband Markets2 and Glo Fiber Expansion Markets broadband data Revenue Generating Units (“RGUs”) as of June 30, 2024 were 164,566, representing 15.7% year-over-year growth driven primarily by Glo Fiber. Total Glo Fiber Expansion Markets passings grew year-over-year by 114,698 to 297,545.
  Revenue in the second quarter of 2024 grew $19.2 million, or 28.7%, to $85.8 million, primarily driven by $16.7 million of revenue resulting from the acquisition of Horizon. The remaining $2.5 million in revenue growth is primarily driven by a $4.2 million, or 8.0%, increase in Residential & Small and Medium Business (“SMB”) revenue and partially offset by a $1.2 million, or 11.6%, decrease in Commercial Fiber revenue. Glo Fiber Expansion Markets was the driver of the Residential & SMB revenue growth due to a 56.3% increase in broadband data RGUs and an 8.8% increase in broadband data Average Revenue per User (“ARPU”). Commercial Fiber revenue decreased as expected due to the previously disclosed decline in T-Mobile revenue from prior period backhaul circuit disconnects as part of decommissioning the former Sprint network.
  Cost of services for the three months ended June 30, 2024 increased approximately $9.8 million, or 39.5%, compared with the three months ended June 30, 2023, primarily driven by $8.9 million in cost of services resulting from the acquisition of Horizon. The remaining $0.9 million increase in cost of services is attributable to higher inventory and maintenance costs as the Company continues to expand the Glo Fiber network and a non-recurring charge related to exiting a planned Glo Fiber expansion market due to further analysis of projected market economics.
  Selling, general and administrative expense for the three months ended June 30, 2024, increased $5.2 million, or 20.8%, compared with the three months ended June 30, 2023, primarily driven by $4.1 million of recurring selling, general and administrative costs acquired from Horizon. The remaining $1.1 million in incremental selling, general and administrative expense is primarily attributable to higher advertising and sales headcount to support the Glo Fiber expansion.
  Integration and acquisition expense for the three months ended June 30, 2024 increased $11.0 million compared with the three months ended June 30, 2023, primarily driven by non-recurring acquisition-related costs related to the Horizon acquisition and integration.
  Adjusted EBITDA for the three months ended June 30, 2024 increased to $23.3 million, representing a $3.8 million, or 19.7%, increase compared with the three months ended June 30, 2023. The former Horizon markets contributed $3.7 million. Excluding the former Horizon markets, Adjusted EBITDA grew $0.1 million, or 0.8%, driven by Glo Fiber growth and partially offset by the previously disclosed decline in T-Mobile revenue from prior period backhaul circuit disconnects as part of decommissioning the former Sprint network and declines in RLEC and Incumbent Cable revenues.
  Depreciation and amortization for the three months ended June 30, 2024, increased $9.7 million, or 61.6%, compared with the three months ended June 30, 2023, primarily driven by $8.3 million of depreciation and amortization expense resulting from the acquisition of Horizon. The remaining increase in depreciation and amortization expense is attributable to the Company’s expansion of its Glo Fiber network.

Other Information

  Capital expenditures were $150.9 million for the six months ended June 30, 2024 compared with $135.3 million in the comparable 2023 period. The $15.7 million increase in capital expenditures was primarily driven by $9.8 million of capital expenditures in the former Horizon markets. The remaining $5.9 million increase in capital expenditures is attributable to increased capital expenditures for expansion of Glo Fiber Expansion Markets and government-subsidized markets.
  On April 1, 2024, the Company issued $81 million of 7% Participating Exchangeable Perpetual Preferred Stock (“Preferred Stock”).
  On April 1, 2024, the Company amended and upsized its credit facility by $275 million to a total of $675 million. The additional financing consisted of $225 million of delay-draw term loans due June 2028 and $50 million in incremental revolving line of credit due June 2026.
  As of June 30, 2024, our cash and cash equivalents totaled $43.8 million.

__________________________
1 Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets in the Shentel and former Horizon markets.
2 Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets with Fiber-To-The-Home (“FTTH”) passings.

Earnings Call Webcast

Date: Wednesday, August 7, 2024
Time: 8:30 A.M. (ET)
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 16,000 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, the expected savings and synergies from the Horizon Transaction may not be realized or may take longer or cost more than expected to realize, changes in overall economic conditions including rising inflation, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
  Shenandoah Telecommunications Company
  Jim Volk
  Senior Vice President and Chief Financial Officer
  540-984-5168
  Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Service revenue and other	$85,799	$66,644	$155,047	$133,809
Operating expenses:
Cost of services exclusive of depreciation and amortization	34,541	24,753	60,526	50,183
Selling, general and administrative	30,239	25,041	58,217	51,069
Integration and acquisition	11,325	301	11,943	432
Impairment expense	—	836	—	1,020
Depreciation and amortization	25,579	15,831	43,022	30,916
Total operating expenses	101,684	66,762	173,708	133,620
Operating (loss) income	(15,885)	(118)	(18,661)	189
Other (expense) income:
Interest expense	(3,996)	(905)	(8,072)	(1,297)
Other income, net	1,908	1,082	3,644	2,591
(Loss) income from continuing operations before income taxes	(17,973)	59	(23,089)	1,483
Income tax (benefit) expense	(5,200)	1,459	(6,226)	2,141
Loss from continuing operations	(12,773)	(1,400)	(16,863)	(658)
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(99)	3,190	1,882	4,514
Gain on the sale of discontinued operations, net of tax	—	—	216,805	—
Total (loss) income from discontinued operations, net of tax	(99)	3,190	218,687	4,514
Net (loss) income	(12,872)	1,790	201,824	3,856

Other comprehensive income:
Gain on interest rate hedge, net of tax	143	2,127	1,737	2,127
Comprehensive (loss) income	$(12,729)	$3,917	$203,561	$5,983

Net (loss) income per share, basic and diluted:
Loss from continuing operations	$(0.24)	$(0.03)	$(0.32)	$(0.01)
(Loss) income from discontinued operations, net of tax	—	0.07	4.16	0.09
Net (loss) income per share	$(0.24)	$0.04	$3.84	$0.08

Weighted average shares outstanding, basic and diluted	54,730	50,366	52,620	50,330

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$43,779	$139,255
Accounts receivable, net of allowance for credit losses of $1,333 and $886, respectively	29,639	19,782
Income taxes receivable	5,537	4,691
Prepaid expenses and other	20,567	11,782
Current assets held for sale	—	561
Total current assets	99,522	176,071
Investments	15,135	13,198
Property, plant and equipment, net	1,337,252	850,337
Goodwill and intangible assets, net	169,489	81,123
Operating lease right-of-use assets	20,444	13,024
Deferred charges and other assets	14,491	11,561
Non-current assets held for sale	—	68,915
Total assets	$1,656,333	$1,214,229
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$8,726	$7,095
Accounts payable	57,725	53,546
Advanced billings and customer deposits	14,928	12,394
Accrued compensation	12,308	11,749
Current operating lease liabilities	3,138	2,222
Accrued liabilities and other	15,264	7,747
Current liabilities held for sale	—	3,602
Total current liabilities	112,089	98,355
Long-term debt, less current maturities, net of unamortized loan fees	288,570	292,804
Other long-term liabilities:
Deferred income taxes	186,305	85,664
Benefit plan obligations	4,971	3,943
Non-current operating lease liabilities	11,431	7,185
Other liabilities	40,505	16,912
Non-current liabilities held for sale	—	56,696
Total other long-term liabilities	243,212	170,400
Commitments and contingencies (Note 15)
Temporary equity:
Redeemable noncontrolling interest	79,380	—
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 54,572 and 50,272 issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid in capital	143,784	66,933
Retained earnings	785,893	584,069
Accumulated other comprehensive income, net of taxes	3,405	1,668
Total shareholders’ equity	933,082	652,670
Total liabilities, temporary equity and shareholders’ equity	$1,656,333	$1,214,229

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$201,824	$3,856
Income from discontinued operations, net of tax	218,687	4,514
Loss from continuing operations	(16,863)	(658)
Adjustments to reconcile net income to net cash provided by operating activities, net of effects of business acquisition
Depreciation and amortization	43,022	30,916
Stock-based compensation expense, net of amount capitalized	6,236	6,320
Impairment expense	—	1,020
Deferred income taxes	(6,226)	2,860
Provision for credit losses	1,266	1,141
Other, net	150	(313)
Changes in assets and liabilities:
Accounts receivable	965	4,499
Current income taxes	234	25,108
Operating lease assets and liabilities, net	(233)	73
Other assets	(3,354)	2,233
Accounts payable	(1,140)	(3,012)
Other deferrals and accruals	(882)	(6,696)
Net cash provided by operating activities - continuing operations	23,175	63,491
Net cash (used in) provided by operating activities - discontinued operations	(5,476)	6,309
Net cash provided by operating activities	17,699	69,800

Cash flows from investing activities:
Capital expenditures	(150,914)	(135,261)
Government grants received	7,653	110
Cash disbursed for acquisition, net of cash acquired	(347,411)	—
Proceeds from sale of assets and other	1,715	508
Net cash used in investing activities - continuing operations	(488,957)	(134,643)
Net cash provided by (used in) investing activities - discontinued operations	305,827	(1,007)
Net cash used in investing activities	(183,130)	(135,650)

Cash flows from financing activities:
Principal payments on long-term debt	(2,618)	—
Proceeds from credit facility borrowings	—	50,000
Payments for debt amendment costs	(4,390)	(300)
Proceeds from the issuance of redeemable noncontrolling interest, net of financing fees paid	79,380	—
Taxes paid for equity award issuances	(1,671)	(1,317)
Payments for financing arrangements and other	(746)	(290)
Net cash provided by financing activities	69,955	48,093
Net decrease in cash and cash equivalents	(95,476)	(17,757)
Cash and cash equivalents, beginning of period	139,255	44,061
Cash and cash equivalents, end of period	$43,779	$26,304

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(6,526)	$(841)
Income tax (paid) refunds received, net	$(7,085)	$25,481

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net (loss) income from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of net (loss) income from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Loss from continuing operations	$(12,773)	$(1,400)	$(16,863)	$(658)
Depreciation and amortization	25,579	15,831	43,022	30,916
Impairment expense	—	836	—	1,020
Other expense (income), net	2,088	(177)	4,428	(1,294)
Income tax (benefit) expense	(5,200)	1,459	(6,226)	2,141
Stock-based compensation	2,270	2,603	6,236	6,320
Integration and acquisition	11,325	301	11,943	432
Adjusted EBITDA	$23,289	$19,453	$42,540	$38,877

Adjusted EBITDA margin	27%	29%	27%	29%

Supplemental Information

Operating Statistics

	June 30, 2024	June 30, 2023
Homes and businesses passed (1)	530,076	396,035
Incumbent Broadband Markets (4)	232,531	213,188
Glo Fiber Expansion Markets (5)	297,545	182,847

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Broadband Data	164,566	142,247
Incumbent Broadband Markets (4)	111,256	109,404
Glo Fiber Expansion Markets (5)	53,310	32,843
Video	42,079	44,800
Voice	44,126	40,313
Total Residential & SMB RGUs (excludes RLEC)	250,771	227,360

Residential & SMB Penetration (2)
Broadband Data	31.0%	35.9%
Incumbent Broadband Markets (4)	47.8%	51.3%
Glo Fiber Expansion Markets (5)	17.9%	18.0%
Video	7.9%	11.3%
Voice	8.7%	10.7%

Fiber route miles	16,029	9,082
Total fiber miles (3)	1,798,211	767,173

______________________________________________________
(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.
(4) Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets with Fiber-To-The-Home (“FTTH”) passings.
(5) Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets in the Shentel and former Horizon markets.

Residential and SMB ARPU
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Residential and SMB Revenue:
Broadband Data	$40,823	$34,152	$79,404	$67,326
Incumbent Broadband	28,324	27,172	56,122	54,445
Glo Fiber Expansion Markets	12,499	6,980	23,282	12,881
Video	14,913	14,411	29,307	29,056
Voice	3,283	3,054	6,306	6,084
Discounts, adjustments and other	34	950	524	1,860
Total Residential and SMB Revenue	$59,053	$52,567	$115,541	$104,326

Average RGUs:
Broadband Data	162,581	140,481	157,999	138,376
Incumbent Broadband	111,689	109,716	110,472	109,737
Glo Fiber Expansion Markets	50,892	30,765	47,527	28,639
Video	42,443	45,229	41,869	45,749
Voice	43,865	40,164	42,277	40,078

ARPU: (1)
Broadband Data	$83.70	$81.03	$83.76	$81.06
Incumbent Broadband	$84.53	$82.55	$84.67	$82.69
Glo Fiber Expansion Markets	$81.86	$75.63	$81.64	$74.96
Video	$117.12	$106.21	$116.66	$105.85
Voice	$24.95	$25.35	$24.86	$25.30

______________________________________________________
(1)   Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.